   OPTION AGREEMENT- SAN CARLOS PROPERTY

THIS AGREEMENT made as of the 13th day of April, 2005

BETWEEN:

COMPANIA MINERA ZAPATA, S.A. DE C.V. ("CMZ") and ALMADEN MINERALS LTD. ("Almaden"), Suite 1103, 750 West Pender Street, Vancouver, British Columbia, V6C 2T8 (Facsimile No.: 604-689-7645)

(together the "Optionor")

AND:

HAWKEYE ORO DE MEXICO S.A. DE C.V. (“HM”) AND

HAWKEYE GOLD & DIAMOND INC.(Hawkeye”), Suite 2302, 120 Milross Avenue, Vancouver, British Columbia, Canada, V6A 4K7 (Facsimile No.: 604-688-3402)

(together the "Optionee")

WITNESSES THAT WHEREAS:

A.

The Optionor is, subject to the Royalty, the legal and beneficial owner of, and/or has or is in the process of acquiring the legal right to acquire legal and beneficial owner of, the Claims, which are located in the State of Tamaulipas, Mexico and are collectively generally known and described as the "San Carlos Prospect".

B.

Pursuant to an option agreement (the “Option Agreement”) made as of March 4, 2004, the Optionor granted to the Optionee, inter alia, the right and option to acquire a 51% legal and beneficial interest in and to certain mineral claims (the “Claims”) located in the state of Tamaulipas, Mexico, which Option Agreement is in default as to the making of expenditures and the issuance of shares of the capital of the Optionee, for which a Notice of Default has been given.

C.

Under the terms of the Option Agreement  the Optionee was obligated but has failed to defray the tax obligations relating to the Claims for the year 2004 in the amount of $ 22,153.97 (Canadian Funds) and the tax obligations for the first semester of 2005 in the amount of $23,320.80 (Canadian Funds), such aggregate tax obligations (the “Tax Obligation Amount”) were defrayed by the Optionor on behalf of the Optionee and were the subject of an Amending Agreement granting the Optionee an extended period in which to repay the Tax Obligation Amount and which amending agreement is also in default and Notice of Default has been given.

D.

The Optionee desires new agreement to grant the Optionee an option to acquire a legal and beneficial interest in and to the Claims.

THEREFORE, in consideration of the payment of the Tax Obligation Amount and the issue to the Optionor of 750,000 fully paid and non-assessable common shares (the “Initial Shares”) of the Optionee and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Optionor, the parties covenant and agree as follows:

DEFINITIONS

1.01

In this Agreement bracketed words and phrases have the meanings assigned to them where they appear in this Agreement, and, unless there is something in the subject matter or context inconsistent therewith:

"Area of Interest" means that area which is within five (5) miles from the external boundary of any of the Claims;

"Claims" means those mineral property claims more particularly described in Schedule “A”,

"Effective Date" means that day which is the day on which the Optionee receives written notice from the Exchange of its final acceptance of all filings required to be made with the Exchange in respect of this Agreement or the subject matter hereof;

"Exchange" means the TSX Venture Exchange;

"Exploration Expenses" means all expenditures with reference to assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating ,drilling designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

"Option" means the sole and exclusive right and option to acquire an undivided 51% legal and beneficial right, title and interest in and to the Claims, subject only to the Royalty;

"Option Period" means the period from the date hereof to and including the date of exercise or termination of the Option;

"Property Rights" means all exploration and mining licenses, permits, leases, easements, rights-of-way, certificates and other mining interests and approvals obtained by any person before or after the date of this Agreement and necessary or desirable for the exploration and development of the mineral claims which are the subject of this Agreement;

"Royalty" means the 2.0% net smelter returns royalty in favour of Paso Rico Resources Ltd. described in Schedule "B" hereto; and

"Secondary Option" means the sole and exclusive right and option to acquire an undivided 9% legal and beneficial right, title and interest in and to the Claims, in addition to the interest which may be acquired pursuant and subject to the exercise of the Option, subject only to the Royalty.

1.02

The words "section", "subsection", "paragraph", "subparagraph", "clause", "herein" and "hereunder" refer to this Agreement, and the words "this Agreement" include every schedule attached hereto and each schedule forms part of this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01

The Optionor hereby represents and warrants to the Optionee that:

(a)

Almaden validly exists as a corporation duly incorporated and in good standing under the laws of British Columbia, and CMZ validly exists as a corporation duly incorporated and in good standing under the laws of Mexico:

(b)

the Optionor is the legal and beneficial owner of an undivided 100% legal and beneficial right, title and interest in and to the Claims, free and clear of all liens, charges, encumbrances and adverse claims whatsoever except for the Royalty;

(c)

the Claims have been legally and validly recorded pursuant to all applicable laws, and are in good standing under all applicable laws;

(d)

there is no adverse claim or challenge against or to the ownership of or title to any of the Claims, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Optionor's interest in the Claims or any portion thereof, and no person has any royalty, net profits or other interest whatsoever, absolute or contingent, in production from any of the Claims except the Royalty;

(e)

the Optionor has good and sufficient right and authority to grant the Option and the Secondary Option to the Optionee, and, to sell, transfer and assign up to  an undivided 60% interest in and to the Claims to the Optionee;

(f)

the Optionor has obtained all corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement will not conflict with or result in any breach of any indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which the Optionor is bound or to which the Optionor's interest in the Claims may be subject; and

(g)

the Optionor is not aware of any facts relating to any of the Claims which, if known to the Optionee, could reasonably be expected to cause the Optionee to decide not to enter into this Agreement or not to exercise the Option.

2.02

The representations and warranties contained in section 2.01 are provided for the exclusive benefit of the Optionee, and any misrepresentation or breach of warranty may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in section 2.01 shall survive the execution and performance of this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01

The Optionee represents and warrants to the Optionor that:

(a)

Hawkeye validly exists as a corporation in good standing under the laws of British Columbia and HM validly exists as a corporation duly incorporated and in good standing under the laws of Mexico

(b)

the Optionee has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement; and

(c)

the Optionee's shares are listed on and trade through the facilities of the Exchange.

3.02

The representations and warranties contained in section 3.01 are provided for the exclusive benefit of the Optionor and a misrepresentation or breach of warranty may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in section 3.01 shall survive the execution hereof.

GRANT OF OPTION AND SECONDARY OPTION

4.01

The Optionor hereby grants the Option to the Optionee.

4.02

The Option may be exercised by the Optionee issuing 400,000 common shares in the capital of the Optionee to and in the name of the Optionor, and incurring US$2,000,000 in Exploration Expenses on the Claims, as follows:

(a)

issuing 100,000 common shares on or before the fifth business day next following the Effective Date;

(b)

issuing an additional 100,000 common shares not later than the first anniversary of the Effective Date;

(c)

issuing an additional 200,000 common shares not later than the second anniversary of the Effective Date;

(d)

incurring Exploration Expenses aggregating not less than $450,000 (United States currency) not later than the first anniversary of the Effective Date;

(e)

incurring Exploration Expenses aggregating not less than an additional $550,000 (United States currency) not later than the second anniversary of the Effective Date; and

(f)

incurring Exploration Expenses aggregating not less than an additional $1,000,000(United States Currency) not later than the third anniversary of the Effective Date.

4.03

The Optionor hereby grants the Secondary Option to the Optionee.

4.04

The Secondary Option may be exercised by the Optionee exercising the Option and, thereafter, issuing 300,000 common shares in the capital of the Optionee to the Optionor and incurring US$2,000,000 in Exploration Expenses on the Claims, as follows:

(a)

issuing 100,000 common shares not later than the third anniversary of the Effective Date;

(b)

issuing an additional 100,000 common shares not later than the fourth anniversary of the Effective Date;

(c)

issuing an additional 100,000 common shares not later than the fifth anniversary of the Effective Date; and

(d)

incurring additional Exploration Expenses aggregating not less than $2,000,000 (United States currency) not later than the sixth anniversary of the Effective Date.

4.05

Notwithstanding any other provision of this Agreement, if the Optionee incurs Exploration Expenditures exceeding the Exploration Expenditures required to be incurred during any of the periods described in sections 4.02 and 4.04 to maintain and exercise the Option or the Secondary Option, the Optionee may apply the excess Exploration Expenditures to reduce Exploration Expenditures otherwise required to be made by it to maintain or exercise the Option and/or Secondary Option during the following or subsequent years by a like amount.

4.06

All shares issued pursuant to sections 4.02 and 4.04 will be issued as fully paid and non-assessable, free and clear of all liens, charges and encumbrances, and subject only to such resale restrictions and hold periods as may be imposed by applicable securities legislation and the Exchange; and the Optionor acknowledges that the applicable hold period for all such shares will be one year after the dates of their respective distributions subject always to replacement MI 45-102 (“Replacement”) coming into effect March 30, 2004 at which time the applicable hold period shall in accordance with the provisions of Replacement be reduced to four months from the date of the respective distributions; and any share certificate issued pursuant to this Agreement and bearing a one year legend shall, at no cost to the Optionee, be re-issued bearing a four month legend.

4.07

If the Optionor now has or hereafter acquires any right or option to purchase any portion of the Royalty, either the Optionor or the Optionee will have the right to exercise that option; and if either party does exercise such option, such party will and will be deemed for all purposes to have hereby irrevocably acquired such royalty interest for the purpose of cancellation thereof and each party shall bear the cost of such acquisition in an amount equal to the party’s ownership interest of the Claims in respect of which the Royalty is payable, expressed as a percentage of the aggregate ownership interest of both parties in such Claims.

EXERCISE OF OPTION

5.01

If the Optionee makes the payments, issues the shares and incurs the Exploration Expenses described in section 4.02 before such time, if any, as the Option is validly terminated, it will, without any further act or payment, have and be deemed for all purposes to have exercised the Option.

5.02

If and when the Option has been exercised, an undivided 51% right, title and interest in and to the Claims will vest in the Optionee free and clear of all liens, charges, encumbrances and claims of others whatsoever, except as may have arisen due to acts of the Optionee and except for the Royalty.

5.03

If the Optionee makes the payments, issues the shares and incurs the Exploration Expenses described in section 4.04 before such time, if any, as the Secondary Option is validly terminated, it will, without any further act or payment, have and be deemed for all purposes to have exercised the Secondary Option.

A.4

If and when the Secondary Option has been exercised, an additional undivided 9% right, title and interest in and to the Claims will vest in the Optionee free and clear of all liens, charges, encumbrances and claims of others whatsoever, except as may have arisen due to acts of the Optionee and except for the Royalty.

5.05.

Nothing in this Agreement will obligate the Optionee to pay any money to the Optionor, issue any shares to the Optionor or incur any Exploration Expenses; and the Optionee may at any time by delivery of written notice to the Optionor terminate the Option and its obligations hereunder; provided always that the Optionee shall leave in good standing for a period of at least 90 days from the termination of the Option those Claims that are in good standing on the date hereof or that are in good standing when acquired by the Optionor if acquired after the date of this Agreement.

5.06

In the event of any subdivision, consolidation or other change in the share capital of the Optionee prior to the exercise in full of the Secondary Option, the number of shares to be delivered or issued to the Optionor thereafter in connection with the exercise of the Option or the Secondary shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Optionee.  In the event the Optionee undertakes an amalgamation, merger, reorganization or other arrangement prior to the exercise in full of the Secondary Option, the number of shares to be delivered or issued to the Optionor thereafter shall be adjusted in accordance with such amalgamation, merger, reorganization or other arrangement.

OPERATORSHIP AND RIGHT OF ENTRY

6.01

The Optionee will be the "operator" in respect of the Claims and any other mineral claims which become the subject of this Agreement, both before and after exercise of the Option and Second Option, and, as such, shall have the sole and exclusive right in respect of the Claims to:

(a)

enter thereon;

(b)

have exclusive and quiet possession thereof subject always to the rights granted pursuant to section 8.01 (b);

(c)

do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee may determine to be necessary, desirable or advisable;

(d)

bring upon and erect upon the Claims and use in its operations, at any time and from time to time, such buildings, plant, machinery, equipment, vehicles, tools, appliances and supplies as the Optionee may deem necessary, desirable or advisable; and

(e)

remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of sampling, obtaining assays or making other tests.

TRANSFER OF PROPERTY INTERESTS

7.01

Forthwith following exercise of the Option, the Optionor shall deliver to the Optionee duly executed instruments of transfer and such other documentation, deeds, certificates and assurances which may reasonably be required to convey, transfer and assign the legal title to a 51% interest in the Claims to the Optionee, and to permit registration of such interest in the name of the Optionee or its nominee, and shall appoint the Optionee as agent of the Optionor for the purpose of filing the same in applicable governmental and administrative registries.

7.02

Forthwith following exercise of the Secondary Option, the Optionor shall deliver to the Optionee duly executed instruments of transfer and such other documentation, deeds, certificates and assurances which may reasonably be required to convey, transfer and assign the legal title to a 9% interest in the Claims to the Optionee, and to permit registration of such interest in the name of the Optionee or its nominee, and shall appoint the Optionee as agent of the Optionor for the purpose of filing the same in applicable governmental and administrative registries.

7.03

The Optionee shall be entitled to record the transfers contemplated hereby at its own cost with the appropriate government office.

7.04

Upon exercise of the Secondary Option or, if the Option is exercised and the Secondary Option is not exercised, then upon the date of termination of the Secondary Option, the parties will form a joint venture and carry on the business of such joint venture in accordance with such joint venture terms as they may agree or, in the absence of such an agreement being made, on such terms as may be set by an arbitrator appointed pursuant to the terms of this Agreement.

OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

8.01

During the Option Period and thereafter until exercise or termination of the Secondary Option, unless otherwise agreed between the parties, the Optionee shall, in its capacity as operator:

(a)

maintain the Claims in good standing by filing of assessment work and the performance of other actions as may be necessary in that regard and in order to keep the Claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)

permit the directors, officers, employees and designated consultants of the Optionor and its servants, agents and independent contractors, at their own risk and expense, access to the Claims and to all reports and data developed or acquired by the Optionee with respect to the Claims and the operations conducted thereon at all reasonable times; provided that the Optionor agree (and the Optionor does hereby so agree) to indemnify the Optionee against and to save it harmless from and against all liens, costs, claims, actions, causes of action, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, agent or designated consultant of the Non-Operator while on the Claims;

(c)

do all work on the Claims in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(d)

provide to the Optionor copies of all news releases and other continuous disclosure documents filed or disseminated by the Optionee under securities laws of Canada and such other jurisdictions to which the Optionee may be subject which releases or documents shall comply with appropriate disclosure standards including, without limitation, NI 43-101; and

(e)

Within 30 days after the end of each period within which expenditures are required (“Qualifying Expenditures”) to be made by the Optionee to maintain this Option Agrement in good standing the Optionee shall supply to the Optionor a geological report in writing reporting in detail as to the work conducted and a report of the Qualifying Expenditures made by the Optionee certified to by the Optionee’s auditors.. Should such reports not be provided or should such reports not certify expenditures sufficient (together with any excess expenditures in accordance with section 4.5 hereof) to meet the required expenditures for the period covered by such report this Option Agreement may on notice in accordance with Section 9.01 terminate the Option and the Secondary Option.

TERMINATION OF OPTION

9.01

Subject to section 17.01 and 5.05, the Option may be terminated by the Optionor, by notice in writing to the Optionee, if the Optionee fails to do any of the things described in section 4.02 within the permitted time periods.

9.02

If the Option is terminated, the Optionee shall deliver to the Optionor, at no cost to the Optionor, copies of all reports, maps, assay results and other relevant technical data in the possession of the Optionee with respect to the Claims.

9.03

Subject to section 17.01 and 5.05, the Secondary Option may be terminated by the Optionor, by notice in writing to the Optionee, if the Optionee fails to do any of the things described in section 4.04 within the permitted time periods.

POWER TO CHARGE PROPERTY

10.01

Neither party hereto shall have any right to grant mortgages, charges or liens of or upon the Claims or any portion thereof, any mill or other fixed assets located thereon, or any of the tangible personal property located on or used in connection with the Claims without the prior written consent of the other party hereto.

TRANSFERS

11.01

The Optionee with the consent of the Optionor first had and obtained, such consent to be not unreasonably withheld, may at any time during the Option Period sell, transfer or otherwise dispose of all or any portion of its interest in the Claims and/or its rights and obligations under this Agreement; provided that any purchaser, grantee or transferee of any such interest delivers to the Optionor its agreement related to this Agreement and to the Claims, containing:

(a)

a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such transferee as principal obligant; and

(b)

a provision subjecting any further sale, transfer or other disposition of such interest in the Claims and/or this Agreement or any portion thereof to the restrictions contained in this section;

and further provided that any shares delivered to the Optionor in connection with the exercise of the Option must be shares of the Optionee, unless otherwise agreed in writing by the Optionor.

11.02

No assignment by the Optionee of any interest less than its entire interest in this Agreement shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder save and except for obligations which arose prior to the date of transfer.

11.03

If the Optionor or the Optionee (the "Vendor") should at any time after exercise of the Option receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Vendor to purchase all or substantially all of its interest in and to the Claims, which offer the Vendor desires to accept, or if the Vendor intends to sell all or substantially all of its interest in and to the Claims, the Vendor shall first make an offer (the "Offer") of such interest in writing to the other party (the "Offeree") upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Vendor, as the case may be.

11.04

Each Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Vendor, mean the person or persons to whom the Vendor intends to offer its interest) and, if the offer received by the Vendor from the Proposed Purchaser provides for any consideration payable to the Vendor or otherwise than in cash, the Offer shall include the Vendor's good faith estimate of the cash equivalent of the non-cash consideration.

11.05

If within a period of 60 days of the receipt of the Offer the Offeree notifies the Vendor in writing that it will accept the same, the Vendor shall be bound to sell such interest to the Offeree (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

11.06

If the Offer so accepted by the Offeree contains the Vendor's good faith estimate of the cash equivalent consideration as aforesaid, and if the Offeree disagrees with the Vendor's best estimate, the Offeree shall so notify the Vendor at the time of acceptance and the Offeree shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

11.07

If the Offeree so notifies the Vendor, the acceptance by the Offeree shall be effective and binding upon the Vendor and the Offeree and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act of British Columbia and shall be payable by the Offeree, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration; and the Offeree shall in such case pay to the Vendor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Vendor being sold, the total purchase price which is specified in its notice to the Vendor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

11.08

If the Offeree fails to notify the Vendor before the expiration of the time limited therefor that it will purchase the interest offered, the Vendor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days.

11.09

Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Offeree, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

REGULATORY APPROVALS AND REQUIREMENTS

12.01

The respective rights and obligations of the Optionor and the Optionee hereunder are subject to acceptance by the Exchange of any and all filings required to be made with the Exchange in respect of this Agreement and/or the subject matter hereof; and for greater certainty, the obligation of the Optionee to pay the Tax Obligation Amount and to issue the  Initial Shares are subject to receipt of final written Exchange acceptance of the Optionee’s filing in respect of this Agreement.

12.02

The Optionee will use reasonable efforts to obtain acceptance of the Exchange.

SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION

13.01

The Optionor or the Optionee may at any time elect to abandon its respective interest in any one or more of the Claims by giving notice to the other party of such intention, and in such event, for a period of 30 days after the date of delivery of such notice the other party may elect to have the first party transfer its interest in any or all of the Claims in respect of which such notice has been given to it by delivery of a request therefor to the party having given the notice, whereupon the party having given the initial notice shall deliver to the electing party a quitclaim, bill of sale or other appropriate deed or assurance in registrable form transferring its interest in such Claims to the electing party; provided that no such abandonment or transfer shall be effective until and unless arrangements satisfactory to the other party have been made for the satisfaction of the abandoning party's portion of any indebtedness outstanding in connection with the claims being abandoned by it and for payment of the abandoning party's portion of any costs relating to required reclamation work on such claims.

FORCE MAJEURE

14.01

If the Optionee is at any time prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, inability to obtain equipment, fires, acts of war, insurrection or terrorism, inclement weather, acts of God, governmental regulations restricting normal operations, shipping or other transportation delays, delays in obtaining required governmental or regulatory approvals or permits, aboriginal or other land claims, environmental claims or notices (or inability to obtain or delays in obtaining environmental consents) or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

14.02

The Optionee shall give prompt notice to the Optionor of each event of force majeure under section 14.01 and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

AREA OF INTEREST

15.01

If at any time during the subsistence of this Agreement either the Optionor or the Optionee stakes or otherwise acquires, directly or indirectly, any right or title to or any legal or beneficial interest in any mineral claim or any license, lease, grant, concession, permit, patent or other interest (an "Interest") in any mineral property located wholly or partly within the Area of Interest, such party will immediately give notice of the acquisition of such Interest to the other party and, subject only to such other party paying its proportionate share of the cost of staking or acquiring such Interest within 30 days next following receipt of such notice and copies of all information in the possession of the staking or acquiring party relating to such Interest, such Interest will thereafter be and will be deemed for all purposes to be part of and comprised in the Claims.

ARBITRATION

16.01

 This Agreement will be interpreted in accordance with and governed by the laws of the Province of British Columbia, and in the event of any dispute, all disputes arising out of or in connection with this Agreement or in respect of any  legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre (“Centre”) in which the Centre shall be the appointing authority in accordance with the Rules of the Centre and the place of the arbitration hearing  shall be Vancouver, British Columbia .

RIGHT TO CURE DEFAULT

17.01

Notwithstanding any other provision of this Agreement, the Optionor shall not have the right to terminate the Option unless:

(a)

it has first given to the Optionee written notice of default containing particulars of the default; and

(b)

the Optionee has not, within 30 days following receipt of such notice of default, cured such default.

17.02

Should the Optionee fail to cure any default as permitted by subsection 17.01, the Optionor may thereafter terminate this Agreement by notice in writing.

NOTICES

18.01

Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party by hand, or communicated by telex or telecopy, at the address for such party specified above.

18.02

The date of receipt of any notice, demand or other communication shall be the date of delivery thereof if delivered, the date of transmission if communicated by telex or telecopy, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

18.03

Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

19.01

This Agreement supersedes and replaces all other agreements or arrangements, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.02

No consent or waiver expressed or implied, by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

19.03

The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Claims.

19.04

All references herein to monetary amounts are references to United States dollars.

19.05

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect, and in no way be affected, impaired or invalidated thereby.

19.06

The parties hereto agree to do and perform all such further and other acts and things, and to execute all such further and other instruments and documents, and to give all such further and other assurances as may be necessary to give effect to the intent of this Agreement.

19.07

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Optionee and the Optionor have executed this Agreement as of the day first set forth above.

ALMADEN MINERALS LTD.

Per:

/s/Duane Poliquin

Authorized Signatory

COMPANIA MINERA ZAPATA, S.A. DE C.V.

Per:

/s/Duane Poliquin

Authorized Signatory

HAWKEYE GOLD & DIAMOND INC.

Per:

/s/Greg Neeld

Authorized Signatory

HAWKEYE ORO DE MEXICO S.A. DE C.V.

/s/Greg Neeld

__________________________________

Authorized Signatory

This page is part of an Option Agreement among Compania Minera Zapata, S.A. de C.V., and Almaden Minerals Ltd Hawkeye Oro de Mexico S.A. de C.V. and Hawkeye Gold & Diamond Inc. made as of April 13, 2005.

SCHEDULE "A"

Attached to and forming part of an Option Agreement between Compania Minera Zapata, S.A. de C.V. and Almaden Minerals Ltd. and Hawkeye Oro de Mexico S.A. de C.V. and Hawkeye Gold & Diamond Inc. made as of April 13, 2005.

Ten unsurveyed mineral claims and two unsurveyed mineral claim fractions located near San Carlos, Tamaulipas State, Mexico, identified on the property map attached hereto and legally described as follows:

Claim Names	Title Numbers	Claim Areas in Hectares	Expiry Dates
San Carlos Claims: Red. San Carlos frac. 1 Red. San Carlos frac. 2 San Carlos 2	218916 218917 215840	7,730.24 2,164.62 100.00	Aug. 16, 2005 Aug. 16, 2005 March 18, 2008
San Jose Claim San Jose 2 Claim	217935 215760	1,818.27 20.00	Sept. 29, 2052 March 18, 2008

SCHEDULE "B"

DESCRIPTION OF ROYALTY

Attached to and forming part of an Option Agreement between Compania Minera Zapata, S.A. de C.V. and Almaden Minerals Ltd. and Hawkeye Oro de Mexico S.A. de C.V. and Hawkeye Gold & Diamond Inc. made as of April 13, 2005.

See Attached

SCHEDULE "A"

MINERA ZAPATA S.A. de C.V. (the "Company") hereby grants to/agrees to pay to MINERA SANTA REGINA S.A. de C.V. ("Regina"), a Production Royalty (as herein defined) on minerals produced, saved and sold from the Property on the terms and subject to the conditions herein specified.

Capitalized terms used but not defined herein shall have the respective meanings described to such terms in the Assignment of Rights Agreement to which this is a Schedule.

1. Production Royalty. If the Company commences production of Products that are mined from the Property, the Company shall pay Regina a Production Royalty equal to two percent (2%) of the Net Smelter Returns from all ores and minerals produced, saved and sold from the Property (the "Production Royalty"), computed as herein provided. No Production Royalty shall be due upon bulk samples extracted by the Company for metallurgical testing purposes during the Company's exploration or development work on the Property.

   The term "commences production" as used herein shall mean the first day of the month following expiration of the first consecutive two month period within which milling [or other treatment] of ores produced from the Properties has yielded concentrate of commercial quality and quantity.

2. Net Smelter Returns. As used herein, "Net Smelter Returns" means the Gross Proceeds less Allowable Deductions.

   (a) As used herein, "Gross Proceeds" shall have the following meaning:

      (i) If the Company causes refined gold (meeting the specifications of the London Bullion Market Association) to be produced from Products, Net Smelter Returns shall be paid on the refined gold, as herein provided. For purposes of determining Net Smelter Returns, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price and the Gross Proceeds shall be determined by multiplying Gold Production during the calendar month by the Monthly Average Gold Price for such month. As used herein, "Gold Production" shall mean the quantity of refined gold outturned during the calendar month to the Company's account by an independent third party refinery from Products, on either a provisional or final settlement basis as used herein. "Monthly Average Gold Price" shall mean the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported.

      (ii) If the Company causes refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman) to be produced from Products, Net Smelter Returns shall be paid on refined silver as herein provided. For purposes of determining Net Smelter Returns, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price and the Gross Proceeds shall be

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determined by multiplying Silver Production during the calendar month by the Monthly Average Silver Price for such month. As used herein, "<u>Silver Production</u>" shall mean the quantity of refined silver outturned during the calendar month to the Company's account by an independent third party refinery from Products, on either a provisional or final settlement basis. As used herein, "<u>Monthly Average Silver Price</u>" shall mean the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the calendar month by the number of days for which such prices were reported.

(iii) If the Company causes refined metals other than refined gold and refined silver to be produced from Products, Net Smelter Returns shall be paid on the refined metal produced as herein provided and the Gross Proceeds shall be equal to the amount of the proceeds actually received by the Company during the calendar month from the sale of such refined metal.

(iv) If the Company sells raw ore mined from the Property or doré or concentrates produced from Products to an independent third party in an arm's length transaction, then the Gross Proceeds shall be equal to the amount of the proceeds actually received by the Company during the calender month from the sale of such raw ore, doré, or concentrates.

(v) If the Company sells raw ore mined from the Property or doré or concentrates produced from Products in other than an arm's length sale to an independent third party, then the Gross Proceeds shall be equal to the fair market value of such raw ore, doré or concentrates.

(b) As used herein, "<u>Allowable Deductions</u>" shall mean all costs, charges and expenses paid by the Company for or with respect to processed Products, after such Products are shipped from the Property, including:

(i) charges for treatment in the smelting and refining processes (including handling, processing, interest and provision for settlement fees, costs of umpires, sampling, assaying and representation fees, penalties, and other deductions made by the processor or imposed by law and specifically excluding mining and milling costs);

(ii) actual costs of transportation (including loading, freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of Products from the Property to the place of treatment and then to the place of sale;

(iii) costs or charges of any nature for or in connection with insurance, storage, or representation at a smelter or refinery for Products; and

(iv) sales, use, severance, excise, net proceeds of mine, and any other tax on or measured by mineral productions.

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3. Calculation and Payment of Production Royalty

(a) The obligation to pay Production Royalty shall accrue upon the outturn of refined metals, on which Production Royalty is payable to the Company's account or the sooner sale of unrefined metals, doré, concentrates, ores or other Products, as hereinafter provided.

(b) Where outturn of refined metals is made by an independent third party refinery on a provisional basis, the Net Smelter Returns shall be based upon the amount of refined metal credited by such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery.

(c) Production Royalty shall become due and payable quarterly on the last day of the month next following the end of the quarter in which the same accrued. Production Royalty payments shall be accompanied by a statement showing in reasonable detail the quantities and grades of the refined Products produced and sold or deemed sold by the Company monthly; the average monthly price determined as herein provided for refined metals on which Production Royalty is due; Allowable Deductions; and other pertinent information in sufficient detail to explain the calculation of the Production Royalty payment.

(d) All Production Royalty payments shall be considered final and in full satisfaction of all obligations of the Company with respect thereto, unless Regina gives the Company written notice describing and setting forth a specific objection to the determination thereof within 12 months setting of receipt by Regina of a Production Royalty statement. If Regina objects to a particularly quarterly statement as herein provided, Regina shall, for a period of 60 days after the Company's receipt of notice of such objection, have the right, upon reasonable notice and at reasonable time, to have the Company's accounts and records relating to the calculation of the Production Royalty in question audited by a certified public accountant acceptable to Regina and to the Company. If such audit determines that there has been a deficiency or an excess in the payment made to Regina such deficiency or excess shall be resolved by adjusting the next monthly Production Royalty payment or credit due hereunder. Regina shall pay all costs of such audit unless a deficiency of 5% or more of the amount determined by the Company to be due to Regina is determined to exist. The Company shall pay the costs of such audit if a deficiency of 5% or more of the amount due is determined to exist. All books and records used by the Company to calculate Production Royalty due hereunder shall be kept in accordance with generally accepted accounting principles consistently applied. Failure on the part of Regina to make claim on the Company for adjustment in such 12 month period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon; providing that nothing herein shall limit the time in which Regina may commence a proceeding for fraud, concealment or misrepresentation.

(e) The Production Royalty shall be in addition to any other royalty due to a third party. If the interest in any parcel of the Property acquired by the Company from

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Regina was less than the whole and undivided 100% interest therein, then the Production Royalty shall be paid to Regina only in the proportion that the interest so conveyed by Regina bears to the whole and undivided ownership in such parcel of the Property.

(f) The Company shall have the right of mixing or commingling, at any location and either underground or at the surface, any Products from the Property with any ores, metals, minerals, or mineral products from other lands, provided that the Company shall determine the weight or volume of, sample and analyze for grade and amenability to process all such Products and ores, metals, minerals and mineral products (including the recovery factor) before the same are so mixed or commingled. Any such determining of weight or volume, sampling and analytical practices and procedures applied by the Company shall be used as the basis of allocation of Net Smelter Returns payable to MSB hereunder in the event of a sale by the Company of materials so mixed or commingled or of products produced therefrom. Prior to commencement of commercial production, the Company shall notify Regina how the Company proposes to determine the weight of volume of, sample and analyze all such materials. MSB may, within 30 days after receipt of such notice, object thereto in writing, specifying with particularity the grounds for such objection. If Regina does not serve a timely objection, Regina shall be deemed to have consented to procedures described in the Company's notice. If Regina does object to the Company's proposed procedures within such 30-day period, the Company and Regina shall attempt for a period of 15 days to reach agreement concerning the procedures to be used. If the Company and Regina fail to reach agreement within such 15-day period, either party may initiate binding arbitration in accordance with the provisions of this Agreement, to determine the procedures to be used. Based on its operating experience, the Company may subsequently propose modifications to the approved procedures for determining the weight or volume of, sampling and analyzing ores or mineral products to be mixed or commingled, following the same procedures set forth above, including arbitration. Notwithstanding the foregoing, nothing herein shall require or permit the operations of the Company or its mixing or commingling or Products with any ores, metals, minerals or mineral products from other lands to be hindered, delayed or interrupted pending the determination of the procedures to be used.

(g) The Company may but need not engage in forward sales, future trading or commodity options trading, and other price hedging, price protection, and speculative arrangements ("Trading Activities") which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that Regina shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Company's Trading Activities.

4. <u>No Implied Covenants</u>. The timing, nature, manner and extent of any exploration, development, mining, production and sale of Products, if any, shall be at the sole discretion of the Company. No implied covenants or conditions whatsoever shall be read into the Deed, including without limitation any covenants or conditions relating to exploration, development, prospecting, mining, production or sale of Products, except for the covenants of good faith and fair dealing.

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5. Assignment. The Company shall have the right to assign the Property, in whole or in part and shall have sole and absolute discretion concerning the sale, assignment, transfer, conveyance, venturing, encumbrance or other disposition of the Property, in whole or in part, on such terms and conditions as it determines appropriate. The Company shall require any transferee or assignee of any interest in the Property to assume in writing the obligation to pay Regina the Production Royalty in accordance with the terms and conditions set forth herein, and upon such assumption, the Company shall be released from all liability hereunder with respect to the transferred interest in the Property, except for such liability as has accrued prior thereto.

6. Treatment of Product. The Company may, but shall not be obligated to, treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other mineral product produced from the Property, at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user or other consumer. The Company shall not be liable for mineral values lost in processing under sound practices and procedures, and no Production Royalty shall be due on any such lost mineral values.

7. Arbitration. Any dispute, controversy or claim arising out of or relating to the calculation or payment of Production Royalty shall be settled by binding arbitration.

(a) The arbitration shall be conducted in accordance with the commercial arbitration rules of the British Columbia International Commercial Arbitration Centre in effect at the time of the arbitration, except as they may be modified herein or by the mutual agreement of the parties. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be in writing and shall be final and binding on the parties. The costs and fees of arbitration, including the arbitrator's fees and the parties' attorney's fees, shall be awarded in the manner determined by the arbitrator. Judgement thereon may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

(b) There shall be one arbitrator selected by the mutual agreement of the party initiating arbitration ("Claimant") and the party named as respondent ("Respondent"). If the Claimant and the Defendant cannot agree on an arbitrator within 20 days after receipt of notice of arbitration by the Respondent, the Claimant and the Respondent shall each name an arbitrator within 20 days after the expiration of the initial 20 day period. The two arbitrators so chosen shall, within a period of 30 days after their selection, select a third arbitrator to serve as the sole arbitrator. If any party to this Agreement entitled to name an arbitrator should fail to do so, or if the two arbitrators appointed by the parties fail or are unable to appoint the sole arbitrator, British Columbia International Commercial Arbitration Centre shall appoint such arbitrator. The arbitrator selected by the parties or by the two arbitrators shall be impartial and independent from the parties and shall be technically competent with respect to the issues submitted for arbitration.

(c) The arbitration hearing will be held in Vancouver, B.C.

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8. Assignment. Regina may assign its rights under this Net Smelter Return Royalty Agreement to any of its Affiliates; provided, however, that any change in ownership of rights shall be accomplished in such a manner that the Company shall not be required to make payments to or give notice to more than one person, firm, corporation, or entity. No change or division in the ownership of the Production Royalty, however accomplished, shall enlarge the obligations of diminish the rights of the Company. No change or division in the ownership of the Production Royalty shall be binding on the Company until ten (10) days after the Company has received a copy of the assignment instrument duly recorded in the Public Mining Registry evidencing the change or division in ownership.